Exhibit 10.38

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is between OxySure Systems, Inc., having its principal place of business at 10880 John West Elliot Drive, Suite 600 Frisco, TX 75033 (hereinafter referred to as “Company”); and Wall Street Buy Sell Hold Inc., having its principal place of business at 135 Glenwood Rd., Glenwood Landing, NY 11547 (hereinafter referred to as the “Consultant”) (Company and Consultant jointly, the “Parties”) on this 11th day of March, 2013 (“Effective Date”).

WHEREAS, the Consultant is in the business of assisting public companies in strategic business planning, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Consultant may, during the period of time covered by this Agreement, present to the Company one or more plans of public and investor relations to utilize business entities to achieve the Company’s goals of making the investing public knowledgeable about the benefits of stock ownership in the Company; and

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 (hereinafter “the Act”) or the Securities and Exchange Act of 1934 (hereinafter “the Exchange Act”), underwriting, banking, is not an insurance Company, nor does it offer services to the Company which may require regulation under federal and state securities laws; and

WHEREAS, the parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Services, Duties and Involvement.

The Company hereby engages Consultant to provide one or more plans, and for coordination in executing the agreed-upon plan, for using various investors and public relations services as agreed by both parties. The plan may include, but not by way of limitation, the following services: consulting with the Company’s management concerning investor accreditation, availability to expand Company’s investor base, investor support, strategic business planning, broker relations, and recommend financing alternatives and sources. Additionally, the Consultant shall disburse electronically, via email, public information and news releases about the Company. The Consultant shall also discuss this information via use of the telephone to investors interested in investing in growth companies.

Reporting: Consultant shall provide reports to Company regarding results related to investor discussions. On or before 5:00pm EST every Friday, subsequent to the Effective Date, Consultant shall provide Company a report that indicates (a) investor name; (b) number of OXYS shares bought; (c) price or price range at which they bought; (d) date of purchase; and (e) name of Consultant employee involved in the discussion.

Call log: Consultant will provide Company a daily call log with to include client contacted, by whom, date, and outcome (e.g. left voicemail; called me back; will think about it; plan to buy; follow up to check if he/she bought; etc etc).

2.	Relationship among the Parties.

Consultant acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action. The Consultant does not, through stock ownership or otherwise, have the power to either to control the Company, or to exercise any dominating influences over its management.

Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

3.	Effective Date, Term and Termination.

Company and Consultant agree that the Consultant will commence significant duties pursuant to Section 1 of this Agreement for an initial term (“Initial Term”) commencing on the Effective Date and continuing until 5:00pm EST on May 13, 2013 (the “Expiration Date”). Either Party shall have the right to terminate this Agreement with 30 days’ written notice.

4.	Option to Renew and Extend.

Upon the Expiration Date, the Company has the option, but not the obligation, to renew this Agreement upon terms and conditions to be determined.

5.	Compensation and Payment of Expenses.

Compensation payable with respect to services to be delivered from the Effective Date to the Expiration Date of the Initial Term, the Company is to pay the Consultant as follows: a Ten Thousand dollars ($10,000.00) per month (“Cash”) and fifty thousand (50,000) shares (“Shares”) per month of the Company’s restricted stock for the services (enumerated in Section 1 herein) during the Initial Term, payable as follows: (1) The Shares are to be issued monthly in advance; (2) The Cash is payable out of the proceeds of that certain bridge financing in the amount of $150,000 currently being arranged by the Company through certain introductions made by the Consultant.

6.	Consultant’s Representations.

(a)
Receipt of information. Consultant has received all information set forth and referenced to in Company’s press releases and business plan. Furthermore, Consultant has received all information necessary for it to make an informed investment decision.

(b)
Investment Experience. Consultant represents that it is experienced in evaluating and investing in securities and in companies similar to Company and acknowledges that it can fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment. Consultant further represents that it has not been organized solely for the purchase of the Company’s Common Stock.

7.	Services Not Exclusive.

Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities, are that it will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

8.	Confidentiality.

Consultant acknowledges that may have confidential information regarding the Company and its business. Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person or entity (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not by way of limitation, the products of the Company, whether in the concept or development stage, or being marketed by the Company on the effective date of this Agreement or during the term hereof.

9.	Covenant Not to Compete.

During the term of this Agreement, Consultant warrants, represents and agrees that it will not directly participate in the information developed for and by the Company, and will not compete directly with the Company in the Company’s primary industry or related fields.

10.	Investment Representation.

The Company represents and warrants that it has provided Consultant with access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it has provided to Consultant with all copies of the Company’s financials, merger documents, press releases for the prior twelve (12) months, if any, (the “Disclosure Documents”) made under the rules and regulations promulgated under the Act, as amended, or the Exchange Act, as amended including but not limited to its 15(c) 2-11 filing and all other document relating to its trading on the Over the Counter Bulletin Board. Consultant represents that it and its advisors have been afforded the opportunity to discuss the Company with its management. The Company represents that it has and will continue to provide Consultant with any information or documentation necessary to verify information contained in the Disclosure Documents, and will promptly notify Consultant upon the filing of any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act. The Company hereby represents that it does not currently have any of its securities in registration.

11.	Miscellaneous Provisions.

(a)	Time. Time is of the essence of this Agreement.

(b)
Consistency. Consistency is of the essence in this Agreement. Consultant covenants and warrants that Consultant shall provide consistent services to Company on each and every Trading Day during the Initial Term. Consultant shall maintain sufficient staffing to satisfy its obligations pursuant to this consistency requirement.

(c)
No shorting or sell recommendations. Consultant, shall not engage in, and shall not cause others to engage in, any short selling of any securities of Company. Further, Consultant shall not provide (or cause any others to provide) any sell recommendations to anyone related to any securities of Company.

(d)	Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(e)
Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

(f)
Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(g)	Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

(h)
Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

(i)
Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, and the opportunity for proper due diligence. Additionally, will use honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent. Both parties have done so voluntarily.

(j)
Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, becomes or is found to be illegal, shall be held invalid, or unenforceable for any reason, such clause provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

(k)	Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon successors of the parties.

(l)
Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days’ written notice, to the other party.

(m)
Governing Law and Venue. The Agreement shall be construed by and enforced in accordance with the internal laws of the State of Texas and venue shall rest solely in the state and courts any jurisdiction in the State of Texas.

(n)
Entire Agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

(o)	Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(p)
Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another, the parties agree that a fixed signature shall be binding upon the parties to this agreement as thought the signature was an original.

(q)
Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns; provided that this Agreement may not be assigned by either Company or Consultant without the express written consent of the other.

(r)	Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

______________________
Julian Ross
Chairman/CEO
OxySure Systems, Inc.

_______________________
Christopher Castaldo
President
Wall Street Buy Sell Hold, Inc.